Exhibit 99.1

FOR IMMEDIATE RELEASE                                        Contact:                  Rob Kukla, Jr.
April 27, 2011                                                                                                      Director, Investor Relations
713-753-5082

Gabriela Segura
Manager, Media Relations
713-753-8694

KBR ANNOUNCES EARNINGS PER DILUTED SHARE
 OF $0.69 FOR FIRST QUARTER 2011

▪	Operating income of $144 million for the first quarter 2011, up 45% compared to the first quarter 2010

▪	First quarter 2011 earnings per diluted share up 138% compared to the first quarter 2010

▪	Cash flows from operating activities of $225 million for the first three months of 2011

▪	$2.3 billion of new work added to backlog during the first quarter 2011

▪	First quarter 2011 earnings per diluted share favorably impacted by $0.15 lower effective tax rate benefit

HOUSTON, Texas – KBR (NYSE:KBR) announced today that first quarter 2011 net income attributable to KBR was $105 million, or $0.69 per diluted share, compared to net income attributable to KBR of $46 million, or $0.29 per diluted share, in the first quarter of 2010.

Consolidated revenue in the first quarter was $2.3 billion compared to $2.6 billion in the first quarter of 2010; however, operating income was $144 million compared to $99 million in the prior year first quarter.

Hydrocarbons business group revenue and business unit income was $1.0 billion and $99 million, up 14% and 30%, respectively, compared to the first quarter of 2010. Infrastructure, Government, and Power (IGP) business group revenue in the first quarter was $855 million, which included an expected reduction of $422 million compared to the prior year first quarter related to reduced activity on the LogCAP contract. IGP business unit income was $61 million in the first quarter, up 33% compared to the prior year first quarter. Services revenue and business unit income in the first quarter was $397 million and $13 million, down 4% and 38%, respectively, compared to the first quarter of 2010.

“I continue to be very pleased with KBR’s execution across our businesses this quarter, resulting in solid earnings per share, strong cash generation from operations, and an increase of 4% in the profitability of our backlog from the sequential quarter,” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR. “KBR also recently announced several strategic awards reinforcing our view that KBR’s end markets, particularly those in North America, continue to strengthen.”

Hydrocarbons Business Group Results

Gas Monetization job income was $64 million in the first quarter compared to job income of $53 million in the first quarter of 2010. The increase in job income was primarily related to an $8 million gain from the Tangguh LNG exit settlement with KBR’s former project partner, higher activity on the Gorgon LNG project, and increased incentive fee estimate on the Pearl GTL project. Partially offsetting the increase in job income was lower activity on the Skikda LNG project.

Oil and Gas job income was $24 million in the first quarter compared to job income of $16 million in the first quarter of 2010. The increase in job income was primarily related to the start of several new projects, including the CLOV floating production, storage, and offloading vessel project, as well as increased work scope on the Big Foot topsides and Jack St. Malo semi-submersible hull projects.

Downstream job income was $19 million in the first quarter compared to job income of $22 million in the first quarter of 2010. The decrease in job income was primarily related to the completion or near completion of several projects in the Middle East, which was partially offset by increased activity on several projects in the United States.

Technology job income was $18 million in the first quarter compared to job income of $12 million in the first quarter of 2010. The increase in job income was primarily related to progress on a new grassroots ammonia, urea, and granulation complex project in Brazil, as well as ammonia projects in Argentina and China. Partially offsetting the job income increase was the completion of engineering services on several projects located in Turkmenistan, Korea, and Angola.

Infrastructure, Government, and Power Business Group Results

North America Government and Defense (NAGD) job income was $55 million in the first quarter compared to job income of $36 million in the first quarter of 2010. The first quarter of 2011 included a $16 million award fee on the LogCAP III contract, which was essentially offset by overall volume reductions compared to the prior year first quarter. Also contributing to the increase in job income was increased activity on the LogCAP IV contract and the conversion of the LogCAP III base life support task order in Iraq to a fixed-fee arrangement.

International Government and Defense (IGD) job income was $17 million in the first quarter compared to job income of $18 million in the first quarter of 2010. The decrease in job income was primarily related to lower activities on the Temporary Deployable Accommodations project, which were partially offset by increases related to several new projects in the first quarter of 2011.

Infrastructure and Minerals (I&M) job income was $29 million in the first quarter compared to job income of $18 million in the first quarter of 2010. The increase in job income was primarily related to incentives earned on a transportation project, the inclusion of Roberts & Schaefer Company projects, and activity related to the newly awarded Doha Expressway and Hope Downs 4 projects, which were partially offset by the completion or near completion of several projects and impacts related to the recent flooding in Australia.

Power and Industrial (P&I) job income was $6 million in the first quarter compared to job income of $14 million in the first quarter of 2010. The decrease in job income was primarily related to a reduced workload and cost overruns on an environmental-related industrial project as the project approached completion. The decrease in job income was partially offset by change orders and an increase in volume on a waste-to-energy refurbishment project in Florida.

Services Results

Services job income was $32 million in the first quarter compared to job income of $37 million in the first quarter of 2010. The decrease in job income was primarily driven by the completion or near completion of several projects in U.S. construction and the Shell Scotford Upgrader project in Canada. The decrease in job income was partially offset by increased activity on several large hospital projects in the Building Group and the multi-site DuPont project.

Ventures Results

Ventures job income was $11 million in the first quarter compared to job income of $9 million in the first quarter of 2010. The increase in job income was primarily related to increased sales volume and higher ammonia prices related to the EBIC ammonia project in Egypt.

Corporate

Corporate general and administrative expense in the first quarter of 2011 was $44 million compared to $49 million in the prior year first quarter. The decrease in general and administrative expense primarily relates to timing issues giving rise to lower facilities and IT systems support costs, as well as lower costs associated with incentive compensation programs.

Total cash provided by operating activities for the first three months of 2011 was $225 million, driven by overall earnings and active management of working capital to support project execution activities. Cash provided by operations also was positively impacted by collections of accounts receivable, advanced payments received from customers, and collections of advances and distributions of earnings from unconsolidated joint ventures. Also during the first quarter of 2011, KBR contributed approximately $45 million to its pension plans.

The effective tax rate for the first quarter 2011 was approximately 16%, lower than the statutory rate of 35%, primarily related to the implementation of discrete tax planning strategies as well as the release of a tax reserve resulting from the current ongoing liquidation of an Australian rail investment that is in receivership. The effective tax rate excluding discrete items was approximately 32% for the first quarter of 2011.

Significant Achievements and Awards

▪
KBR announced two new LNG front-end engineering and design (FEED) contracts. The first award was for Woodside’s Browse LNG development in Western Australia, which will include three four-million tons per annum trains, associated infrastructure, accommodation and marine facilities. The second award, Kitimat LNG development, was awarded by subsidiaries of Apache Corporation and EOG Resources for design services for the LNG processing facility (anticipated to be fully electric-driven), associated infrastructure, administration, and marine facilities.

▪
KBR announced a contract award by the Public Works Authority of Qatar to provide program management services and engineering support to deliver a package of thirty major roads that comprise the Doha Expressway Program. The contract is part of Qatar’s US$20 billion roads building program, designed to improve traffic flow, reduce congestion, travel times and environmental impacts.

▪
KBR announced that it was selected by Chevron USA Inc. to execute the detailed design for the Chevron Big Foot Topsides project. KBR will provide engineering and procurement support during the detailed design phase of the project. Big Foot’s topsides facilities will include inlet oil and gas separation, gas compression, dehydration and export, oil treatment and export pumping, produced water treatment, water injection and all required utility systems.

▪
KBR announced a contract award by the Saudi Arabian Oil Company (Saudi Aramco) to provide front-end engineering and design and Project Management Services (PMS) for its anticipated 400,000 barrels per day grassroots Jazan refinery. KBR will provide FEED and PMS services to develop the process design, layout, integration and optimization of the facility, develop equipment and material specifications, prepare EPC bid packages and develop an estimate for the construction of the refinery.

▪
KBR announced that its newly-established Middle East-based Engineering Company was awarded an engineering and project management services contract by the Saudi Arabian Oil Company as part of its General Engineering Services Plus (GES+) initiative. The partners in this new Engineering Company, including Abdulhadi and Al-Moaibed Consulting Engineering Co. (AMCDE) and Kellogg, Brown and Root were selected following a competitive bidding process. The GES+ contract period is for five years with options available for extensions.

▪
KBR announced that a consortium consisting of its subsidiary, BE&K Construction Company LLC (BE&K) and a subsidiary of The Babcock & Wilcox Company (B&W) has been awarded a contract by the Palm Beach County Solid Waste Authority (SWA) to provide engineering, procurement and construction services for the County’s new state-of-the-art waste-to-energy facility. The contract for the EPC phase of the project – for which BE&K and B&W will share the work scope – is valued at $668 million with a large portion of the work to be performed by BE&K.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbons, government services, minerals, civil infrastructure, power, industrial, and commercial markets. For more information, visit www.kbr.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 23, 2011, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data)
(Unaudited)

KBR, Inc.: Condensed Consolidated Balance Sheets
(Millions)
(Unaudited)

March 31, 2011	December 31, 2010
Assets		
Current assets:		
Cash and equivalents	$ 788	$ 786
Receivables:		
Accounts receivable, net	1,398	1,455
Unbilled receivables on uncompleted contracts	468	428
Total receivables	1,866	1,883
Deferred income taxes	190	199
Other current assets	385	394
Total current assets	3,229	3,262
Property, plant and equipment, net of accumulated depreciation of $343 and $334	374	355
Goodwill	951	947
Intangible assets, net	125	127
Equity in and advances to related companies	241	219
Noncurrent deferred income taxes	101	103
Noncurrent unbilled receivables on uncompleted contracts	322	320
Other assets	124	84
Total assets	$ 5,467	$ 5,417
Liabilities and Shareholders' Equity		
Current liabilities:		
Accounts payable	$ 905	$ 921
Due to former parent, net	43	43
Obligation to former noncontrolling interest	20	180
Advanced billings on uncompleted contracts	593	498
Reserve from estimated losses on uncompleted contracts	26	26
Employee compensation and benefits	237	200
Current non-recourse project-finance debt of a variable interest entity	9	9
Other current liabilities	513	470
Total current liabilities	2,346	2,347
Noncurrent employee compensation and benefits	360	397
Noncurrent non-recourse project-finance debt of a variable interest entity	97	92
Other noncurrent liabilities	148	132
Noncurrent income tax payable	108	128
Noncurrent deferred tax liability	119	117
Total liabilities	3,178	3,213
KBR shareholders' equity		
Preferred stock	-	-
Common stock	-	-
Paid-in-capital in excess of par	1,989	1,981
Accumulated other comprehensive loss	(432)	(438)
Retained earnings	1,254	1,157
Treasury stock	(455)	(454)
Total KBR shareholders' equity	2,356	2,246
Noncontrolling interests	(67)	(42)
Total shareholders' equity	2,289	2,204
Total liabilities and shareholders' equity	$ 5,467	$ 5,417

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions)
(Unaudited)

KBR, Inc.: Revenue and Operating Results by Business Unit
(Millions)
(Unaudited)

Three Months Ended		
Revenue:	March 31, 2011	March 31, 2010	December 31, 2010
Hydrocarbons:			
Gas Monetization	$ 746	$ 675	$ 748
Oil and Gas	121	84	131
Downstream	136	133	155
Technology	44	30	35
Total Hydrocarbons	1,047	922	1,069
Infrastructure, Government and Power			
North America Government and Defense	605	1,010	618
International Government and Defense	69	94	85
Infrastructure and Minerals	120	73	70
Power and Industrial	61	97	72
Total Infrastructure, Government and Power	855	1,274	845
Services	397	415	408
Ventures	17	15	14
Other	5	5	6
Total revenue	$ 2,321	$ 2,631	$ 2,342
Business unit income:			
Hydrocarbons:			
Gas Monetization	$ 64	$ 53	$ 57
Oil and Gas	24	16	37
Downstream	19	22	44
Technology	18	12	12
Total job income	125	103	150
Impairment of long-lived assets	-	-	(4)
Gain (loss) on sale of assets	1	-	(1)
Division overhead	(27)	(27)	(30)
Total Hydrocarbons business group income	99	76	115
Infrastructure, Government and Power:			
North America Government and Defense	55	36	29
International Government and Defense	17	18	26
Infrastructure and Minerals	29	18	15
Power and Industrial	6	14	2
Total job income	107	86	72
Division overhead	(46)	(40)	(34)
Total IGP business group income	61	46	38
Services:			
Job income	32	37	47
Division overhead	(19)	(16)	(17)
Total Services business unit income	13	21	30
Ventures:			
Job income	11	9	9
Gain on sale of assets	-	-	3
Division overhead	(1)	(1)	-
Total Ventures business unit income	10	8	12
Other:			
Job income	4	2	2
Impairment of long-lived assets	-	-	(1)
Gain on sale of assets	-	-	1
Division overhead	(2)	(1)	(2)
Total Other business unit income	2	1	-
Total business unit income	$ 185	$ 152	$ 195

 KBR, Inc.:  Backlog Information (a)
(Millions)
(Unaudited)

(a)
Backlog is presented differently depending on if the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog generally includes total expected revenue in backlog when a contract is awarded and/or the scope is definitized. For long-term contracts, the amount included in backlog is limited to five years. Where contract duration is indefinite, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract being agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where KBR acts solely in a project management capacity, KBR only includes the management fee revenue of each project in backlog.

Backlog related to unconsolidated joint ventures is presented as KBR’s percentage ownership of the joint venture’s revenue. However, because these projects are accounted for under the equity method, only KBR’s share of future earnings from these projects will be recorded in revenue. Our backlog for projects related to unconsolidated joint ventures totaled $1.8 billion, $1.7 billion and $2.1 billion at March 31, 2011, December 31, 2010, and December 31, 2009, respectively. Our backlog related to consolidated joint ventures with noncontrolling interest totaled $4.0 billion, $4.4 billion and $4.6 billion at March 31, 2011, December 31, 2010, and December 31, 2009, respectively.

As of March 31, 2011, 20% of our backlog was attributable to fixed-price contracts and 80% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of March 31, 2011, December, 31, 2010, and December 31, 2009.

(b)	Backlog attributable to unfunded government orders was $0.2 billion, $0.1 billion and $0.3 billion as of March 31, 2011, December 31, 2010, and December 31, 2009, respectively.

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